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APPLIED EXTRUSION TECHNOLOGIES, INC.
15 Read's Way
New Castle, Delaware 19720

IMPORTANT REMINDER TO VOTE YOUR PROXY

January 16, 2004

Dear Applied Extrusion Technologies Stockholder:

        Our Annual Meeting of Stockholders will be held at the 36th Floor Conference Center, Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:30 a.m. on Tuesday, January 27, 2004. Please ensure that your shares are represented at this important meeting, either in person or by proxy. You should have previously received our Proxy Statement dated December 22, 2003, which contains important information relating to the actions to be taken at this meeting as well as other matters, along with a proxy card and our 2003 Annual Report.

        At the Annual Meeting, holders of our common stock will be asked to vote upon two important items. The first item is to elect Richard G. Hammermesh and Jim C. Cowart as Class III Directors for a term of three years. The second item is to approve the adoption of the 2004 Stock Option and Incentive Plan. In response to concerns raised by certain stockholders about the aggregate cost of the Company's equity incentive plans, we have elected to reduce the authorized shares of stock under the 2004 Plan from 1,000,000 to 750,000 shares. The Company believes that this revised 2004 Stock Option and Incentive Plan will enhance the Company's ability to attract, retain and reward highly qualified employees, directors, and other service providers with stock-based incentive awards, while being responsive to stockholder concerns.

*PLEASE VOTE YOUR SHARES TODAY*

        In order to ensure that every stockholder has an opportunity to vote his or her shares, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a stockholder. If you have already signed and returned a proxy card and do not wish to change your vote, you do not need to sign and return the enclosed card. If you wish to change your vote, signing and returning the enclosed card will revoke your earlier proxy.

        The Board of Directors has determined that the election of the Director Nominees and the approval of the 2004 Stock Option and Incentive Plan are in the best interests of the stockholders of Applied Extrusion Technologies, Inc. and recommends that you vote "For" these items.

        Remember—every share and every vote counts!    Please sign, date and mail your proxy card in the envelope provided if you have not yet voted or wish to change your vote. If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

        Thank you in advance for voting promptly.

Sincerely,

Brian P. Crescenzo Secretary Applied Extrusion Technologies, Inc.

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APPLIED EXTRUSION TECHNOLOGIES, INC. 15 Read's Way New Castle, Delaware 19720 IMPORTANT REMINDER TO VOTE YOUR PROXY